EXHIBIT 10.10
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Toronto, February 14th, 2007

VIA E MAIL ONLY

Mr. Steven W. Hawkes
Managing Director
Energen Development Ltd.
7 Haining Road,
Kingston 5, Jamaica


RE: Kingston Biofuels Ethanol Project - Equity Investment
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Dear Mr. Hawkes,

The letter confirms our mutual intentions with respect to the potential transaction described herein between Northern Ethanol Investments Inc., a
Province of Ontario corporation, or a wholly owned subsidiary thereto ("Investor") and Energen Development Ltd ("Principals") concerning the Investors possible cash equity investment in Kingston Biofuels Facility (`Project") owned by the Principals.

Relevant thereto, following are the general terms of our agreement, which are subject to execution of a Definitive Agreement by and between the parties hereto:

  1.  Terms
        a.  Investment Consideration                         $6,500,000 USD
        b.  Equity Participation for Investment Consideration
               i. Investor                                         70%
              ii. Principals (anti dilutive share position)        30%
        c.  Board Seats                                             TBD
        d.  Sources of Funding (approximate)
               i. Total Project Cost for Phase 1 Ethanol is  $25,000,000 USD
                    1. Land Acquisition                      TBD (based on
                                                          fair market appraisal)
                    2. Senior Debt                           $18,500,000
                    3. Cash Equity                          $6,500,000 (includes
                                                              working capital)
              ii. The land acquisition is being funded by one of the Principals.
                  The land will be divided into a minimum of 3 parcels of land (each with their own title) to support the 3 Phases of development for the 26 acre site.
                    1. Each  parcel  will   have   a  right  of  way  to  shared
                       infrastructure including the docking facilities.
                    2. Parcel Size

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                       a. Ethanol  Plant (Phase 1)
                          This parcel of land will be of a size to support an Ethanol facility as described in Phase 1 with the ability to expand to support production up to 240 MGY. The Principals will in turn hold a 10 year mortgage on the property based on a fair market appraisal at an interest rate that is consistent with a transaction of this nature. Monthly payments of interest only will commence once the definitive agreement has been signed with full principal and interest payments occurring when the plant is operational.

                       b. Biodiesel Plant (Phase 2)
                          The size of this parcel will be based on  the  need to
                          support  at  a  minimum  a  30  MGY  biodiesel  plant.
                          Investor has first right of refusal to  participate in
                          the equity portion of this Phase.
                       c. Co-Generation facility (Phase 3)
                          The  size  of  this parcel of land will be  determined
                          based on the capacity of the generating requirements.
       e. Investor has first right of refusal on the equity investment for the biodiesel facility - Phase 2, under the same equity participation percentages outlined in this LOI.
       f. A current appraisal of the land with full property description will be provided before the exclusive period (described below) expires. In addition, a copy of the purchase agreement showing the actual land purchase amount and title will be provided with the appraisal.
       g. Investor will provide the Principals with current financials supporting the Investors ability to fund this investment.
       h. A letter of intent or conditional terms sheet covering the senior debt will be provided as part of due diligence prior to this transaction closing.
       i. It is mutually agreed that the initial site planning and development will incorporate the necessary infrastructure to support the facilities ability to produce 120 MGY either initially or in two 60 MGY phases.
       j. The Principals will provide evidence acceptable to the Investor of the injection of $964,287 USD as seed money by the Principals. This injection can be in the form of cash or debt reduction on the land purchase amount amortized over the 10 year term or a combination of the two.
       k. The Definitive Agreement will need to incorporate the terms of dividend distribution to the shareholders.
       l. The Definitive Agreement will need to incorporate a clause for determining project valuation in the event that either party wants to buy the other party out of their equity position.

  2.  Description of Project

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       a. The Principals
            i. Energen  Developments  Ltd (EDL) was founded in April 2004,  as a special purpose vehicle for the development of energy projects. EDL is the project development company that consists of principals from Gibson Energy Ltd (Deryck Gibson & Steven Hawkes) and Peter Horn; alongside partner companies that are joining EDL presently.
           ii. The Principals have extensive business experience in the Jamaican energy industry, including project development, project and construction management, plant engineering and the operation and maintenance of power plants and biomass projects.
          iii. The  Government  of  Jamaica  and the  Ministry  of  Energy  have recently set a national priority on increasing ethanol and biodiesel production. They have set a target for the construction of a new 60 Million gallon per year (MGY) ethanol dehydration plant by the end of 2007 to supplement a similar sized facility that they are already operating or under construction.
           iv. The Government has indicated a preference that the private sector engages in this opportunity directly. Otherwise, the Government will build the project itself via the state-owned Petroleum Corporation of Jamaica (Petrojam). EDL has assembled a highly-qualified project consortium with the necessary resources and experience to meet this mandate and build the facility. EDL has met with the Minister of Energy, the Honorable Philip Paulwell, and has his strong and active support, amongst other industry and government leaders that have formed a positive consensus for the EDL proposal.

       b. The Project
            i. The Project is a new production  plant to be located in Kingston,
               Jamaica, to produce ethanol and biodiesel for local and export sales markets. The total cost of both projects will be approximately $42 million USD. The Ethanol Dehydration Plant will be built first at a total cost of $32 million USD with commissioning in 2007.
                 1. Phase 1
                      a. Phase 1 of the  Project  will be a 60 MGY (227  Million
                         Litre) ethanol dehydration plant. The Project will procure hydrous ethanol and dehydrate it to meet specifications for use in a fuel grade ethanol (anhydrous ethanol). The feedstock will initially originate from Brazil, but it is anticipated that some portion will be supplied locally in the near future.
                      b. The Project has agreements  supporting a fix priced EPC contract from Dedini Brazil's leading ethanol technology and Construction Company.

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                      c. Off-take and Feedstock  agreements  are in place in LOI form until equity funding at which point they will become firm contracts.
                 2. Phase 2
                      a. Phase 2 will  incorporate a 30 MGY (113 Million  Litre)
                         biodiesel plant. EDL will procure crude palm oil and use an ethanol-based transesterification process to
                         produce   biodiesel.   The  feedstock   will  initially
                         originate from Malaysia and Honduras/Central America. The facility cost will be $10 million as a turn-key
                         facility.   This  is  not   part  of  this   investment
                         consideration.
                 3. The Site Location
                      a. The general  location of the project is  strategic  and advantageous with respect to feedstock supplies, the U.S. ethanol market, the USA/Caribbean trade agreements
                         and  the  emerging   Biofuels  and   renewable   energy
                         Industries in Jamaica and the Caribbean.
                      b. The Project  has secured the lead bid and is  providing supporting bid documentation to secure the Texaco Eastern Terminal site from Chevron. The site is as follow:
                           i. 26 acre property with existing dock facilities, warehouse and office space and access to highways
                          ii.  Dock Facilities will be certified
                         iii.  The   bid   for  the  property  is  approximately
                               $7,000,000 USD.
                      c. The targeted  closing on the above property is February
                         25th, 2007.

  3.  Due Diligence Review

       a. Promptly following the execution of this Letter of Intent, the Principals will allow the Investor to complete our examination of the Projects financial projections, business plans, contracts - Fixed
          Price EPC, Feedstock and Ethanol Off-take agreements etc, business correspondence, senior debt commitments and other legal documents and generally to complete due diligence. Any information obtained by the Investor as a result thereof will be maintained by the Investor in confidence. The parties will cooperate to complete due diligence expeditiously.

  4.  Definitive Agreement

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       a. All of the terms and conditions of the proposed  transaction  would be stated in the Investment Commitment, to be negotiated, agreed and executed by the Investor and Principals. Neither party intends to be bound by any oral or written statements or correspondence concerning the Investment Commitment arising during the course of due diligence, not withstanding that the same may be expressed in terms signifying a partial, preliminary or interim agreement between parties.

  5.  Timing

       a. The Investor and the Principals would use all reasonable efforts to complete the due diligence within 45 days of the signing on this agreement provided that no circumstances arise that would require additional time. The Investor and the Principals will conduct a financial close within 10-business days of the completion of the due diligence, which will include having funds available for Project use.

  6.  Expenses

       a. The Investor and Principals will be responsible for and pay their own respective expenses incident to this Letter of Intent, the Investment Commitment contemplated hereby and thereby.

  7.  Exclusive Rights

       a. In order to induce the Investor to commit the resources, forego other potential opportunities, and incur the legal, accounting and incidental expenses necessary to properly evaluate the possibility of investing in the Project described above, and to finalize the terms of, and consummate, the transaction contemplated hereby, the Principals agree that up until the financial close, your affiliates, and your and their respective officers, directors, employees and agents shall not initiate, solicit, encourage, directly or indirectly, or accept any offer or proposal, regarding the possible investment by any person other than the Investor including, without limitation, by way of a purchase of shares, purchase of assets or merger, of all or any substantial part of your equity securities or assets, and shall not (other than in the ordinary course of business as heretofore conducted) provide any confidential information regarding your assets or business to any person other than the Investor and our representatives.

  8.  Binding Obligation

       a. Except for the agreements set forth in Sections 5, 6, and 7 hereof, this letter is not intended as a contract or to create any enforceable rights or obligations whatsoever on the part of either party. No obligations on the

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          part of either party with respect to the matters covered hereby (other than as set forth in Paragraphs 6, 7, 8 and 9 hereof) shall exist unless and until a written agreement, satisfactory in form and substance to both parties, has been approved by their respective boards of directors and executed by officers specifically authorized to do so, and then only in accordance with the terms and conditions of such Investment Commitment agreement.

  9.  Miscellaneous

       a. This letter shall be governed by the substantive laws of the Province of Ontario, Canada without regard to conflict of law principles. This letter constitutes the entire understanding and agreement between parties hereto and their affiliate's with respect to its subject matter, and supersedes all prior or contemporaneous agreements, representations, warranties and understandings of such parties hereto. This letter may be amended only by written agreement, signed by the parties to be bound by the amendment. Evidence shall be inadmissible to show agreement by and between such parties to any term or condition contrary to or in addition to the terms and conditions contained in this letter. This letter shall be construed according to its fair meaning and not strictly for or against either party.



If the foregoing terms and conditions are acceptable, please acknowledge by signing and returning a copy to my attention.


Very truly yours,


Northern Ethanol Investments Inc.





By:   s/Gordon Laschinger
      ----------------------------------
      Gordon Laschinger - President


ACCEPTED AND AGREED

Energen Developments Ltd.

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By:   s/Steven W. Hawkes
      ----------------------------------
      Steven W. Hawkes
      Managing Director



CC:  Rob McGill   - The Pinnacle Group
     Jay Chapler  - Northern Ethanol Investments Inc.



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